Filed Pursuant to Rule 424(b)(2)
File No. 333-186089

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 7, 2013)

11,428,571 American Depositary Shares

Fly Leasing Limited

Representing 11,428,571 Common Shares

$14.00 per ADS

We are offering 11,428,571 common shares in the form of American Depositary Shares, or ADSs. Each ADS represents one common share. The ADSs will be evidenced by American Depositary Receipts, or ADRs.

Our ADSs are listed on the New York Stock Exchange under the symbol “FLY.” The last reported sales price of our ADS on July 11, 2013 was $14.75 per share. All of our common shares are issued in the form of ADSs.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated in this prospectus supplement by reference.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses(1)
Per ADS	$14.00	$0.84	$13.16
Total	$159,999,994	$9,480,000	$150,519,994

(1)	Certain directors and officers of Fly Leasing Limited and BBAM LP have agreed to purchase 142,857 of the ADSs offered hereby. These ADSs will be sold at the public offering price shown above, and we will not pay underwriting discounts or commissions on the sale of these ADSs.

 We have granted the underwriters an option to purchase up to 1,714,285 additional ADSs at the public offering price in this offering, less underwriting discounts and commissions.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about July 17, 2013.

Joint Book-Running Managers

Morgan Stanley	Citigroup	Deutsche Bank Securities	RBC Capital Markets
Co-Managers
BNP Paribas	CIBC		Nomura

The date of this prospectus supplement is July 11, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where an offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and any free writing prospectus, is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

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Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the New York Stock Exchange. In granting such consent the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference.

 About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering of ADSs, each representing one common share, of Fly Leasing Limited. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the shares or the ADSs offered hereby. You should read this entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference that are described under “Incorporation of Documents by Reference” in this prospectus supplement and the accompanying prospectus. Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Unless otherwise specified or unless the context requires otherwise, when used in this prospectus supplement:

•	the terms ‘‘Fly,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to Fly Leasing Limited and its subsidiaries;

•	all references to our shares refer to our common shares held in the form of ADSs;

•	the term ‘‘BBAM” refers to BBAM Limited Partnership and its subsidiaries and affiliates;

•	the term ‘‘Servicer’’ refers collectively to our servicers, BBAM Aircraft Management LP, BBAM Aircraft Management (Europe) Limited, BBAM US LP and BBAM Aviation Services Limited, each of which is a wholly-owned subsidiary of BBAM Limited Partnership;

•	the term ‘‘Manager’’ refers to our manager, Fly Leasing Management Co. Limited, a wholly-owned subsidiary of BBAM Limited Partnership;

•	the term ‘‘GAAM’’ refers to Global Aviation Asset Management;

•	the term ‘‘GAAM Portfolio’’ refers to the portfolio of 49 aircraft and other assets acquired from GAAM;

•	the term ‘‘Summit’’ refers to Summit Aviation Partners LLC; and

•	the term ‘‘Onex’’ refers to Onex Corporation and its affiliates.

S-i

Special Note Regarding Forward-Looking Statements

A number of the statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). These forward-looking statements include, but are not limited to, objectives, expectations and intentions and other statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts, as well as statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. Such statements address future events and conditions concerning matters such as, but not limited to, our earnings, cash flow, liquidity and capital resources, compliance with debt and other restrictive covenants, interest rates and dividends. These statements are based on current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include, but are not limited to, those described under “Risk Factors” beginning on page S-9 of this prospectus supplement and the information described under “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference, and any risk factors included or described in our other periodic reports, and in other information that we file with the Securities and Exchange Commission (the “SEC”), from time to time, and incorporated by reference into this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement in the case of forward-looking statements contained in this prospectus supplement, or the dates of the accompanying prospectus or any documents incorporated by reference herein and therein in the case of forward-looking statements made in the accompanying prospectus or such incorporated documents. Except as may be required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

INDUSTRY AND MARKET DATA

We obtained the industry and market data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference from our own internal estimates and research as well as from industry and general publications and from research, surveys and studies conducted by third parties. We have not independently verified any data received from third parties and we do not make any representation as to the accuracy or completeness of such information. While we are not aware of any misstatements regarding any industry, market or similar data presented herein and therein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings ‘‘Special Note Regarding Forward-Looking Statements’’ and ‘‘Risk Factors’’ in this prospectus supplement.

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Summary

This section summarizes key information contained elsewhere in this prospectus supplement and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus supplement or incorporated by reference herein or in the accompanying prospectus. You should carefully review the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the financial statements and the notes related thereto. You should pay special attention to the information described under “Risk Factors” beginning on page S-9 of this prospectus supplement and the information described under “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference. Unless indicated otherwise, all data assumes that the underwriters do not exercise their option to purchase additional ADSs. While we have not yet closed our books for the quarter ended June 30, 2013, set forth below are certain preliminary estimates of the portfolio data that we currently expect to report for the quarter. Our actual portfolio data may differ materially from these estimates due to the completion of our final closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the second quarter are published. All percentages and weighted average characteristics of the aircraft in our portfolio have been calculated using net book values as of the date specified. Unless indicated otherwise, all data excludes four B767 aircraft owned by a joint venture in which we have a 57% interest.

Our Company

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft, which we lease under multi-year contracts to a diverse group of airlines around the world. As of June 30, 2013, our portfolio consisted of 103 commercial jet aircraft with 97 narrow-body passenger aircraft (including two freighters) and six wide-body passenger aircraft, including 54 Boeing™ aircraft and 49 Airbus™ aircraft. The aircraft in our portfolio were manufactured between 1990 and 2013 and have a weighted average age of 9.4 years. Our aircraft are on lease to 54 airlines in 31 countries. As of June 30, 2013, our aircraft had a weighted average remaining lease term of 3.7 years. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture.

BBAM, a leading commercial jet aircraft manager with more than 20 years of experience, manages our operations and services our aircraft portfolio. BBAM is owned 50% by Summit (which is owned by the BBAM management team) and 50% by Onex.

Our Portfolio

The table below summarizes the composition of our portfolio by manufacturer and aircraft type as of June 30, 2013.

Aircraft Manufacturer	Aircraft Type	Number of Aircraft
Airbus	A319-100	19
	A320-200	26
	A330-200	1
	A340	3
	Total	49
Boeing	B737(1)	41
	B747-400	1
	B757-200(1)	11
	B767-300ER	1
	Total	54
Total		103

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(1) Includes one freighter.

S-1

As of June 30, 2013, our portfolio was composed of 89% narrow-body aircraft consisting primarily of the Airbus 319, Airbus 320 and next generation Boeing 737 aircraft families. We believe narrow-body aircraft enjoy high worldwide demand due to their fuel-efficient design, relatively low maintenance costs and ability to satisfy passenger demand for point-to-point destination service. These aircraft are used on more routes around the world than any other aircraft type and, thus, have the largest market potential for leased aircraft. As a result, we believe these aircraft are easier and more cost-efficient to lease and re-market than wide-body jets or other specialized types of aircraft.

The following table represents the composition of our portfolio based on airframe type as of June 30, 2013:

Airframe Type	Number of Aircraft	% of Net Book Value
Narrow-body(1)	97	89%
Wide-body	6	11%
Total	103	100%

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(1) Includes two freighters.

Our Relationship with BBAM

We engage BBAM as Manager of our company and Servicer for our aircraft portfolio under management and servicing agreements. Through these agreements, our Manager assists us in acquiring, leasing and re-marketing aircraft, manages our day-to-day operations and affairs and services our portfolio of aircraft and related leases. Our chief executive officer and chief financial officer are BBAM employees who are exclusively dedicated to our business. Our Servicer acquires and disposes of our aircraft, markets our aircraft for lease and re-lease, collects rents and other payments from the lessees of our aircraft, monitors maintenance, insurance and other obligations under our leases and enforces our rights against lessees. BBAM is among the largest aircraft lease managers in the world, managing a fleet of over 400 aircraft.

Our Competitive Strengths

We believe that our competitive strengths include the following:

•	Modern, in-demand, fuel-efficient aircraft portfolio. Our aircraft portfolio primarily consists of modern, fuel-efficient commercial jet aircraft. As of June 30, 2013, our portfolio consisted of 103 aircraft with 97 narrow-body passenger aircraft (including two freighters) representing 89% of the portfolio. These narrow-body aircraft consist primarily of the Airbus 319, Airbus 320 and next generation Boeing 737 aircraft families. We believe narrow-body aircraft are in high demand on a global basis as a result of their fuel-efficient design, relatively low maintenance costs and ability to satisfy passenger demand for point-to-point service. As a result, we believe these aircraft are easier and more cost-efficient to lease and re-market than wide-body jets or other specialized types of aircraft. In addition to the large and diverse operator base that use these aircraft, these aircraft have long useful lives. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture. As of June 30, 2013, the weighted average age of the aircraft in our portfolio was 9.4 years. We believe our high-quality aircraft portfolio will enable us to generate stable and growing cash flows over the long-term.

•	Stable, contracted revenues from a well-balanced and diverse lease portfolio. Our large, diversified and modern portfolio generates strong predictable cash flow through recurring income from multi-year leases. As of June 30, 2013, the aircraft in our portfolio are leased to 54 different airlines across 31 countries. Our scheduled lease maturities range from 2013 to 2025, with a weighted average remaining lease term of 3.7 years. The majority of our leases are subject to fixed rental rates. No single lessee represents more than 6% of our contracted monthly revenues as of June 30, 2013. We believe these qualities contribute to our consistent profitability and stable cash flow.

S-2

The following table sets forth the maturity dates for our leases as of June 30, 2013:

Year	Number of Lease Maturities
2013	9
2014	17
2015	27
2016	14
2017	10
2018	11
2019	5
2020	3
2021	1
2022	2
2023	3
2024	—
2025	1
Total	103

•	Experienced and successful manager and servicer in BBAM. BBAM, the world’s third-largest aircraft lease manager, manages and services our portfolio pursuant to our management and servicing agreements. As the servicer of our portfolio, BBAM performs all re-marketing, technical management, lease management and administrative services. BBAM also assists us in identifying and executing on aircraft acquisition and disposition opportunities. Together with its predecessor entities, BBAM has a 24-year operating history in the aviation industry and currently manages over 400 aircraft valued at over $12 billion. BBAM’s long history in the aircraft industry provides us with extensive relationships with airlines, aircraft manufacturers, other aircraft lessors, financial institutions, passive investors and other participants in the industry, which enhances our ability to source and finance aircraft acquisitions. We believe that we and our shareholders benefit from BBAM’s global scale and connectivity in the aviation and financial industries and its deep experience in servicing leases and re-marketing aircraft, as well as its expertise in executing aircraft acquisitions and dispositions.

•	Proven aircraft re-marketing and sales capability. Since our inception in September 2007 through March 31, 2013, we have successfully re-marketed dozens of aircraft and have completed 21 aircraft sales, for aggregate total gains to net book value of approximately $49 million. The average age of the aircraft that have been sold through March 31, 2013 is 12.4 years. Furthermore, since 1993, BBAM has successfully re-marketed hundreds of aircraft for multiple lessors, demonstrating its significant capabilities in this capacity. BBAM’s global re-marketing platform enhances our ability to maintain a high utilization rate for our aircraft under leases with favorable terms and high-quality lessees, as well as profitably dispose of aircraft to maximize the value of our portfolio. We will continue to selectively dispose of aircraft to profit from available opportunities and to manage portfolio age and lessee and jurisdictional exposures.

•	Well-placed debt structure at low margins and with manageable refinancing requirements. As of March 31, 2013, our debt facilities consisted of approximately $2.0 billion of total financing, net of unamortized debt discounts. These facilities include a securitization, term loan and other bank debt financing. As of March 31, 2013, our debt carried a weighted average effective interest rate of 4.59% which includes interest rate swaps and policy provider premiums but excludes debt discounts and amortization of loan fees and discounts. The maturity profile of our debt spans from 2013 to 2033, and there are no significant refinancing requirements until 2018. Our net leverage, defined as the ratio of net debt to total shareholders’ equity was 3.2x at March 31, 2013. Our target net leverage is 3.0x – 4.0x depending on market conditions, availability of financing and aircraft acquisition and sale activity. Throughout its history, BBAM has raised aviation financing in multiple forms for multiple lessors, including securitizations, capital markets products, warehouse facilities, aircraft portfolio term debt and one-off aircraft debt. We believe our attractive, low-cost and manageable debt structure will allow us to achieve our growth plans.

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•	Strong track record of aircraft portfolio growth. We have demonstrated a strong track record of aircraft portfolio growth by acquiring 121 aircraft through March 31, 2013. This growth was achieved through portfolio acquisitions, one-off aircraft acquisitions and sale-leaseback transactions. We have sought to use our free cash flow prudently, capitalizing on both aviation and financial cycles to acquire aircraft opportunistically. We have previously announced a target of $300 to $500 million of aircraft acquisitions in 2013. We have acquired five aircraft as of the date of this prospectus supplement for approximately $170 million and have already identified approximately $450 million of additional potential aircraft acquisitions, including select wide body aircraft, such as a Boeing 777 and Boeing 787. Assuming completion, these previously acquired and identified aircraft are expected to provide additional annualized contracted revenues of approximately $65 million.

•	Commitment to consistent return of capital. We have sought to enhance shareholder value through a commitment to consistent return of capital to shareholders. As of the date of this prospectus supplement, we have paid our shareholders dividends in 22 consecutive quarters, with cumulative dividends of $5.68 per share since our initial public offering. In addition, we repurchased $169 million of our debt at prices significantly lower than face value. We believe that our track record of opportunistic growth and our commitment to return of capital has enhanced value to our shareholders.

Our Growth Strategies

We intend to grow our lease portfolio by pursuing the following strategies:

•	Capitalize on continued growth in the global aviation industry. Positive trends in world air traffic drive growth in the aircraft leasing market, which we believe is a high growth sector in the rapidly expanding aviation industry. Global passenger air travel is an expanding market with positive long-term fundamentals. Specifically, the demand for passenger and cargo air transport has grown at 2.0 times the long-term global GDP growth rate over the last 40 years. As global economies and populations grow, particularly in emerging markets, long-term air travel demand is expected to remain strong. The 2013 Boeing Current Market Outlook forecast projects a 5.0% average annual growth rate in passenger traffic between 2013 and 2033. Similarly, the size of the global commercial aircraft fleet is expected to double over the next two decades as new aircraft meet demands of continued traffic growth and older aircraft are replaced. We intend to capitalize on these developments and participate in an expanding market with long-term, positive growth trends.

•	Continue to acquire modern, fuel-efficient and widely used commercial aircraft, predominantly narrow-body aircraft. Our acquisition strategy is to focus primarily on new or nearly new popular narrow-body aircraft. These modern and fuel-efficient aircraft have been, and we believe they will continue to be, the types most widely used by airlines in all parts of the world, and are, therefore, the optimal asset types for leasing. We intend to acquire narrow-body aircraft predominantly through sale-leaseback and secondary market transactions, rather than by placing orders from the manufacturers for delivery years into the future. This strategy allows us to evaluate all the relevant aspects of each acquisition transaction—the aircraft cost, the terms of the initial lease, including lease rate and lessee credit, and the available financing terms—before deploying our capital. We will also selectively acquire mid-aged aircraft when we believe the transaction represents strong prospects for attractive returns with reasonable downside protection. Additionally, we intend to evaluate wide-body aircraft when they are on lease to airlines with strong credit ratings and are financeable through attractive debt facilities, although we do not expect wide-body aircraft will represent more than 25% of our fleet.

•	Actively manage our lease portfolio to maximize returns through balanced lease maturities and diversification. We intend to manage our lease portfolio by taking into account geographic and regional trends in passenger and cargo aircraft demand. Our current aircraft portfolio is well balanced among established and emerging economies. Furthermore, our focus on highly liquid, high-demand aircraft types and our low average fleet age provides global mobility for our assets, thus mitigating regional market exposure. Our focus on desirable aircraft types also allows us to enter into favorable leasing arrangements with attractive terms and with high-quality lessees. We plan to pursue additional aircraft acquisitions and consider aircraft dispositions and re-marketing opportunities.

S-4

•	Employ efficient financing strategies. We believe our current capital structure is both efficient and highly flexible, allowing us to pursue acquisitions and capitalize on market opportunities. As of March 31, 2013, our debt facilities consisted of approximately $2.0 billion of total financing, net of unamortized debt discounts, including a securitization, an aircraft acquisition facility, term loan and other bank financing facilities. We intend to continue to pursue a flexible, diversified financing strategy, which we believe will allow us to achieve our growth targets and enhance returns to our shareholders.

Geographic Markets

Our aircraft are leased under multi-year contracts to a diverse group of airlines globally. The following table presents the distribution of our total annualized contracted revenue by geographic region as of June 30, 2013:

Percentage of Total Annualized Contracted Revenue
Europe	42%
India, Asia and South Pacific	29%
North America	15%
Latin and South America	8%
Middle East and Africa	6%
Total	100%

Airlines

We seek to lease our portfolio of aircraft to a diversified pool of lessees under multi-year contracts in accordance with strong risk management criteria. As of June 30, 2013, our aircraft were on lease to 54 different airlines in 31 countries.

The following table sets forth our top ten lessees, as a percentage of our total annualized contracted revenue as of June 30, 2013:

Airline	Percentage of Total Annualized Contracted Revenue
Hainan Airlines	5.7%
Virgin America	5.2%
Virgin Atlantic	5.2%
US Airways	4.8%
British Airways	4.1%
Aeromexico	4.0%
SpiceJet	3.8%
Sun Express	3.6%
Nok Airlines	3.5%
Qantas	3.2%
Total	43.1%

Recent Developments

On May 21, 2013, we re-priced our 2012 term loan. The interest rate on the amended loan is LIBOR plus 3.50%, a 1.00% reduction from the previous interest rate. In addition, the LIBOR floor was reduced to 1.00%, a reduction of 0.25%. In conjunction with the re-pricing, we paid our current term loan lenders a one-time pre-payment fee of 1.00% of the then outstanding principal amount of $380 million.

On July 3, 2013, we increased total commitments under our aircraft acquisition facility to $450 million from $250 million. The availability period was extended to July 3, 2015. The availability period will be followed by a three-year term period. The applicable margin has been reduced by 0.50% to 3.25% during the availability period, stepping up to 3.75%, 4.25% and 4.75% in each subsequent year during the term period.

S-5

In the three months ended June 30, 2013, we acquired three Boeing 737-800 aircraft manufactured in 2013 on long-term leases to carriers in the United States, Thailand and China. These acquisitions were funded with a combination of unrestricted cash and $95 million from our aircraft acquisition facility.

In July 2013, we also purchased two Boeing 737-800 aircraft manufactured in 1999 and 2002, on six-year leases to a German carrier. These acquisitions were funded with a combination of unrestricted cash and secured debt financing. In July 2013, we sold one Boeing 737-700 aircraft manufactured in 1999 for approximately net book value. We received end-of-lease revenue of approximately $1.5 million in connection with this aircraft in the second quarter.

In July 2013, we entered into purchase and leaseback agreements with a South American carrier for a new Boeing 777-300ER which is expected to deliver in July 2013. We expect to finance this aircraft with secured bank debt, and closing of the transaction is subject to certain closing conditions.

Preliminary Estimates for the Quarter Ended June 30, 2013

While we have not yet closed our books for the quarter ended June 30, 2013, set forth below are certain preliminary estimates of the results of operations that we currently expect to report for the quarter. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the second quarter are published.

For the second quarter of 2013, we expect to report total revenues of approximately $87 million to $91 million compared to $114.4 million for the quarter ended March 31, 2013, and total expenses of approximately $82 million to $86 million compared to $76.6 million for the quarter ended March 31, 2013. The decrease in revenue compared to the quarter ended March 31, 2013 is primarily attributable to: (i) a reduction in end of lease revenue compared to the first quarter, (ii) redelivery of off-lease aircraft later in the quarter than expected resulting in less than a full period of revenue for these aircraft and (iii) the sale of six aircraft at the end of the first quarter without any offsetting aircraft acquisitions until the end of the second quarter. The increase in expenses compared to the quarter ended March 31, 2013 is primarily attributable to aircraft maintenance expenses incurred in connection with preparing aircraft for delivery to new lessees.

Corporate Information

We are a Bermuda exempted company incorporated on May 3, 2007 under the provisions of Section 14 of the Companies Act 1981 of Bermuda. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Although we are organized under the laws of Bermuda, we are resident in Ireland for Irish tax purposes and thus are subject to Irish corporation tax on our income in the same way, and to the same extent, as if we were organized under the laws of Ireland. Our principal executive offices are located at West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353-1-231-1900.

S-6

The Offering

Issuer	Fly Leasing Limited
Securities Offered	11,428,571 common shares in the form of ADSs. Each ADS represents one common share.
Option to Purchase Additional ADSs	We have granted the underwriters a 30-day option to purchase up to 1,714,285 additional common shares, in the form of ADSs.
Offering Price	$14.00 per ADS.
ADSs Outstanding	39,592,053 ADSs will be outstanding immediately after the completion of this offering (41,306,338 ADSs if the underwriters exercise their option to purchase additional ADSs in full). The number of ADSs outstanding after this offering is based on 28,163,482 ADSs outstanding as of June 30, 2013 and excludes 650,116 stock appreciation rights (“SARs”) that are vested and outstanding with a weighted average exercise price of $12.72 per SAR and 161,480 outstanding but unvested restricted stock units.
Use of Proceeds	We expect that we will receive approximately $150 million in net proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including the acquisition of aircraft. See “Use of Proceeds.”
ADSs	All of our issued and outstanding common shares are held by Deutsche Bank Trust Company Americas, which acts as our depositary. Each ADS represents one common share. The depositary through its custodian will hold the common shares underlying your ADSs. The depositary will pay you the cash dividends and other distributions it receives on our common shares, in accordance with the terms of the deposit agreement, subject to any withholding taxes and any other applicable laws and regulations. We will pay all fees of the depositary, except in connection with cancellations of ADSs and withdrawal of common shares. We are offering our common shares only in the form of ADSs to facilitate the use by U.S. resident shareholders of an exemption from Irish withholding taxes available to U.S. residents. For a description of Irish withholding taxes and available exemptions for holders resident in the United States and other tax-treaty countries, you should review the information under the heading “Tax Considerations—Irish Tax Considerations” contained in this Prospectus Supplement.
NYSE Trading Symbol	“FLY”
Risk Factors	Investment in the ADSs involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” on page S-9 of this prospectus supplement as well as the information described under “Risk Factors” under the heading “Item 3. Key Information” contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference, before deciding whether to invest in the ADSs.

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Summary Historical Consolidated Financial Data

The following table presents summary historical consolidated financial data for us as of and for the fiscal years ended December 31, 2012, 2011 and 2010 and as of and for the three-month periods ended March 31, 2013 and 2012. The information should be read in conjunction with our audited consolidated financial statements and the related notes thereto and the information under the heading “Operating and Financial Review and Prospects” set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and our unaudited condensed consolidated interim financial statements and information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Interim Report for the quarter ended March 31, 2013 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed May 7, 2013, each of which is incorporated by reference into this prospectus supplement.

				Three months ended
	Year ended December 31,			March 31,
	2012	2011(1)	2010	2013	2012
	(Dollar amounts in thousands, except share and per share data)
Consolidated Statement of Income Data:
Revenues
Operating lease revenue	$376,437	$230,716	$219,655	$107,374	$102,422
Equity earnings from unconsolidated subsidiaries	9,383	5,647	2,901	422	1,855
Gains on sale of aircraft	8,360	9,137	13,449	6,451	—
Gains on sale of investment in unconsolidated subsidiary	36,882	—	—	—	—
Gain from debt transactions(2)	—	—	12,501	—	—
Other revenues	1,634	3,289	5,159	118	230
Total revenues	432,696	248,789	253,665	114,365	104,507
Expenses
Depreciation	136,633	95,718	84,032	34,536	34,175
Interest expense	142,491	90,547	75,748	31,021	37,022
Selling, general and administrative	40,192	27,248	25,413	9,636	9,398
Other expenses(3)	61,849	29,938	5,598	1,390	878
Total expenses	381,165	243,451	190,791	76,583	81,473
Net income before provision for income taxes	51,531	5,338	62,874	37,782	23,034
Provision for income taxes	3,862	4,242	10,207	4,937	2,647
Net income	$47,669	$1,096	$52,667	$32,845	$20,387
Weighted average number of shares:
Basic	25,792,932	25,843,348	28,264,227	28,069,196	25,714,002
Diluted	25,961,605	25,992,062	28,307,971	28,162,680	25,838,621
Earnings per share:
Basic	$1.81	$0.03	$1.86	$1.15	$0.78
Diluted	$1.80	$0.03	$1.86	$1.15	$0.78
Dividends declared and paid per share	$0.84	$0.80	$0.80	$0.22	$0.20

Consolidated Balance Sheet Data (as of period end):
Cash and cash equivalents	$163,124	$82,105	$164,107	$196,724	$158,550
Total assets	$2,968,672	$3,198,498	$1,978,224	$2,906,150	$3,210,928
Total secured borrowings(4)	$2,052,412	$2,326,110	$1,224,109	$1,981,774	$2,337,951
Total shareholders’ equity	$532,002	$443,033	$474,904	$563,339	$463,839

_____________________

(1)	On October 14, 2011, we completed the acquisition of the GAAM Portfolio. The financial results of the GAAM Portfolio have been included in our consolidated financial statements since the date of its acquisition.

(2)	Gain from debt transactions represents gain on sale of options to purchase notes payable.

(3)	The 2011 results include a $7.5 million impairment charge and $18.0 million of fees and expenses recognized in 2011 in connection with the acquisition of the GAAM Portfolio. The 2012 results include an $11.4 million impairment charge and a $32.3 million charge for interest rate swap breakage costs.

(4)	Net of unamortized debt discounts.

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Risk Factors

An investment in the ADSs involves a high degree of risk. You should consider carefully all of the risks described below, as well as the risks incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and our other filings under the Exchange Act that are incorporated by reference that are described under “Incorporation of Documents by Reference” in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the ADSs. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled ‘‘Special Note Regarding Forward-Looking Statements.’’

Risks related to this Offering

The number of ADSs available for future sale could adversely affect the market price of our ADSs.

We cannot predict whether future issuances of our ADSs or the availability of ADSs for resale in the open market will decrease the market price of our ADSs. Upon completion of this offering, we will have outstanding 39,592,053 ADSs (41,306,338 ADSs if the underwriters exercise their option to purchase additional ADSs in full), based on the number of ADSs outstanding as of June 30, 2013.

In January 2013, we filed a universal shelf registration statement with the SEC, which was declared effective in February 2013 and permits us, from time to time, to offer and sell up to an aggregate of $500 million of common shares, preference shares, debt securities, warrants, subscription rights and units to the extent necessary or advisable to meet our liquidity needs.

Any of the following could have an adverse effect on the market price of our ADSs:

•	the exercise of the underwriters’ option to purchase additional ADSs;

•	issuances of exchangeable notes or other exchangeable or convertible securities;

•	issuances of preferred shares with liquidation or distribution preferences; and

•	other issuances of our ADSs.

The sale of ADSs in this offering and future sales or issuances of our ADSs may be dilutive to existing shareholders.

In connection with this offering, we, our executive officers and directors, Summit, BBAM Limited Partnership, the Manager, Onex and the Servicer have entered into lock-up agreements restricting the sale of any of our ADSs or any securities convertible into or exercisable or exchangeable for our common shares or ADSs for 90 days following the date of this prospectus supplement. However, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, as representatives of the underwriters, or the representatives, at any time may release all or a portion of the securities subject to the foregoing lock-up provisions. We have been advised by the representatives that, when determining whether or not to release ADSs or other securities subject to a lock-up agreement, the representatives will consider the particular circumstances surrounding the request, including but not limited to, the length of time before the lock-up expires, the number of ADSs or other securities requested to be released, the reason for the request, the possible impact on the market for our ADSs and whether the holder of ADSs or other securities requesting the release is an officer, director, or other affiliate of our company. If the restrictions under such agreements are waived, the affected ADSs or other securities, including 2,191,060 ADSs held by Summit and Onex that were registered for resale under the Securities Act, may be available for sale into the market, which could reduce the market price of our ADSs.

S-9

From time to time we also may issue ADSs in connection with aircraft acquisitions. We may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our ADSs, or the perception that these sales could occur, may adversely affect the prevailing market price of our ADSs or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

Our share price could be volatile and could decline, resulting in a substantial or complete loss on our shareholders’ investment.

The stock markets, including the New York Stock Exchange, on which we list our ADSs, have experienced significant price and volume fluctuations. As a result, the market price of our ADSs could be similarly volatile, and investors in our ADSs may experience a decrease in the value of their ADSs, including decreases unrelated to our operating performance or prospects. The price of our ADSs could be subject to wide fluctuations in response to a number of factors, including:

•	variations in our quarterly operating results;

•	failure to meet earnings estimates;

•	publication of research reports about us, other aircraft lessors or the aviation industry or the failure of securities analysts to cover our shares after this offering;

•	additions or departures of key management personnel;

•	adverse market reaction to any indebtedness we may incur or preference or common shares or ADSs we may issue in the future;

•	changes in our dividend payment policy or failure to execute our existing policy;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus supplement;

•	changes in accounting principles;

•	terrorist acts;

•	changes or proposed changes in laws or regulations affecting the aviation industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general market conditions, including factors unrelated to our performance.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our ADSs to decline significantly, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our ADSs will not fall in the future, and it may be difficult for holders to resell shares of our ADSs at prices they find attractive, or at all.

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Our business operations may not generate the cash needed to make distributions on our capital stock or to service our indebtedness, and we may adjust our dividend policy.

Our ability to make distributions on our ADSs and payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our ADSs, to pay our indebtedness or to fund our other liquidity needs.

We may not be able to pay future dividends at the current level or at all, if, among other things, we do not have sufficient cash to pay the intended dividends or if our financial performance does not achieve expected results. To the extent that we do not have sufficient cash to pay dividends, we do not intend to borrow funds to pay dividends. The declaration and payment of future dividends to holders of our ADSs will be at the discretion of our board of directors and will depend on many factors, including our financial condition, cash flows, legal requirements and other factors as our board of directors deems relevant. As a Bermuda company, our ability to pay dividends is subject to certain restrictions imposed by Bermuda law. Any change in our dividend policy could have a material adverse effect on the market price of our ADSs.

Market interest rates may have an effect on the trading value of our ADSs.

One of the factors that investors may consider in deciding whether to buy or sell our ADSs is our dividend rate as a percentage of the price of our ADSs relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend yield on our ADSs or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our ADSs. For instance, if interest rates rise, the market price of our ADSs may decrease as market rates on interest-bearing securities, such as bonds, increase.

We expect that we will be treated as a passive foreign investment company, or a “PFIC,” for the current taxable year and for the foreseeable future, which could have adverse U.S. federal income tax consequences to a U.S. Holder.

We expect that we will be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and for the foreseeable future. Assuming we are a PFIC, a U.S. Holder of our ADSs will be subject to the PFIC rules, with a variety of potentially adverse tax consequences under the U.S. federal income tax laws. Such consequences depend in part on whether such holder elects to treat us as a qualified electing fund (a “QEF”). Absent a QEF election or mark-to-market election, a U.S. holder who disposes or is deemed to dispose of our ADSs at a gain, or who receives or is deemed to receive certain distributions with respect to our ADSs, generally will be required to treat such gain or distributions as ordinary income and to pay an interest charge on the tax imposed. If a U.S. Holder makes a QEF election in the first taxable year in which the U.S. Holder owns our ADSs (assuming our continued compliance with certain reporting requirements), then such U.S. Holder will be required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gains as long-term capital gain, subject to a separate voluntary election to defer payment of taxes, which deferral is subject to an interest charge. Such inclusion is required even if the amount exceeds cash distributions, if any. Moreover, our distributions, if any, will not qualify for the reduced rate of U.S. federal income tax that applies to qualified dividends paid to non-corporate U.S. taxpayers.

It is also possible that one or more of our subsidiaries is or will become a PFIC . Such determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the amount and nature of a subsidiary’s income, as well as the market valuation and nature of a subsidiary’s assets. In such case, assuming a U.S. Holder does not receive from us the information it needs to make a QEF election with respect such a subsidiary, a U.S. Holder generally will be deemed to own a portion of the shares of such lower-tier PFIC and may incur liability for a deferred tax and interest charge if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder otherwise is deemed to have disposed of an interest in, the lower-tier PFIC (including through a sale of our ADSs).

The determination whether or not we (or any of our subsidiaries) is a PFIC is a factual determination that is made annually based on the types of income we (or any of our subsidiaries) earn and the value of our (or our subsidiaries’) assets, and because certain aspects of the PFIC rules are not entirely certain, there can be no assurance that we (or any of our subsidiaries) will or will not be considered a PFIC in the current or future years or that the IRS will agree with our conclusion regarding our (or our subsidiaries’) PFIC status. Investors should consult with their own tax advisors about the PFIC rules, including the advisability of making a QEF election or the mark-to-market election, and should carefully review the information under the heading ‘‘Tax Considerations—U.S. Federal Income Tax Considerations’’ contained in this prospectus supplement.

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Use of Proceeds

We expect that we will receive approximately $150 million in net proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including the acquisition of aircraft.

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Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2013:

•	on an actual basis; and

•	as adjusted to give effect to the completion of this offering, assuming no exercise of the underwriters’ option to purchase up to 1,714,285 additional ADSs.

This table should be read in conjunction with “Summary—Summary Historical Consolidated Financial Data” appearing elsewhere in this prospectus supplement and our consolidated financial statements, including the accompanying notes, incorporated by reference into this prospectus supplement.

	As of March 31, 2013
	Actual	As Adjusted
	(Dollar amounts in thousands, except par value data)
Cash and cash equivalents
Cash and cash equivalents(1)	$196,724	$346,594
Restricted cash and cash equivalents	148,004	148,004
Total cash and cash equivalents	$344,728	$494,598

Long–term debt:
Secured borrowings(2)	$1,981,774	$1,981,774
Shareholders’ equity
Common shares, $0.001 par value; 499,999,900 shares authorized; 28,124,536 shares issued and outstanding, actual; 39,553,107 shares issued and outstanding, as adjusted	28	40
Manager shares, $0.001 par value; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	484,539	634,397
Retained earnings	109,377	109,377
Accumulated other comprehensive loss, net	(30,605)	(30,605)
Total shareholders' equity	563,339	713,209
Total capitalization	$2,545,113	$2,694,983

(1)	Between March 31, 2013 and June 30, 2013, approximately $36 million of unrestricted cash was used to purchase three Boeing 737-800 aircraft.

(2)	Net of unamortized debt discounts.

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Market for Common Stock and Dividends

Our ADSs are traded on the New York Stock Exchange under the symbol “FLY.”

The following table sets forth the quarterly high and low sales prices for our ADSs on the New York Stock Exchange for the two most recent financial years:

	High	Low
2011:
Quarter ended March 31, 2011	14.58	12.17
Quarter ended June 30, 2011	14.54	12.67
Quarter ended September 30, 2011	13.49	10.00
Quarter ended December 31, 2011	13.23	10.53
2012:
Quarter endedMarch 31, 2012	14.17	12.01
Quarter ended June 30, 2012	13.76	11.40
Quarter ended September 30, 2012	13.63	12.25
Quarter ended December 31, 2012	13.95	11.06
2013:
Quarter ended March 31, 2013	16.50	12.51
Quarter ended June 30, 2013	17.37	14.63
Quarter ended September 30, 2013 (through July 11, 2013)	17.30	14.45

The last reported sale price of our ADSs on the New York Stock Exchange on July 11, 2013 was $14.75 per ADS. As of June 30, 2013, there were 28,163,482 ADSs outstanding, each representing one common share.

The table below shows the quarterly dividends we have paid and the total cash requirement for each dividend payment.

Dividend payment date	Dividends paid per share	Total cash outlay
2013:
May 20, 2013	$0.22	$ 6.2 million
February 20, 2013	$0.22	$ 6.2 million
2012:
November 20, 2012	$0.22	$ 5.7 million
August 20, 2012	$0.22	$ 5.7 million
May 21, 2012	$0.20	$ 5.1 million
February 17, 2012	$0.20	$ 5.1 million
2011:
November 21, 2011	$0.20	$ 5.1 million
August 19, 2011	$0.20	$ 5.1 million
May 20, 2011	$0.20	$ 5.1 million
February 18, 2011	$0.20	$ 5.3 million
2010:
November 19, 2010	$0.20	$ 5.3 million
August 20, 2010	$0.20	$ 5.4 million
May 20, 2010	$0.20	$ 5.7 million
February 19, 2010	$0.20	$ 6.1 million

Notwithstanding the foregoing, we may not be able to pay future dividends at the current level or at all, if, among other things, we do not have sufficient cash to pay the intended dividends or if our financial performance does not achieve expected results. To the extent that we do not have sufficient cash to pay dividends, we do not intend to borrow funds to pay dividends.

The declaration and payment of future dividends to holders of our common shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition, cash flows, legal requirements and other factors as our board of directors deems relevant.

Pursuant to Bermuda law, we are restricted from declaring or paying a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities.

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Tax Considerations

The following discussion is a summary of certain of the tax implications of an investment in our shares. You should consult your tax advisor prior to investing regarding all U.S. federal, U.S. state, U.S. local, Irish, Bermuda and other country income and other tax consequences of an investment in our shares, with specific reference to your own particular tax situation and recent changes in applicable law. References to our shares throughout this discussion include references to our ADSs.

U.S. Federal Income Tax Considerations

The following is a general discussion of the U.S. federal income taxation of us and of certain U.S. federal income tax consequences of acquiring, holding or disposing of the shares by U.S. Holders (as defined below) and information reporting and backup withholding rules applicable to both U.S. and Non-U.S. Holders (as defined below). It is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), issued and proposed income tax regulations (“Treasury Regulations”) promulgated thereunder, legislative history, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). In addition, the application and interpretation of certain aspects of the passive foreign investment company (“PFIC”) rules, referred to below, require the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these regulations will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. This discussion is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts. This summary does not address any aspect of U.S. federal non-income tax laws, such as U.S. federal estate and gift tax laws, and does not purport to address all of the U.S. federal income tax consequences applicable to us or to all categories of investors, some of whom may be subject to special rules including, without limitation, dealers in securities, commodities, or foreign currencies, financial institutions or “financial services entities,” insurance companies, holders of shares held as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction,” or other integrated transaction for U.S. federal income tax purposes, U.S. persons whose “functional currency” is not the U.S. dollar, persons who have elected “mark-to-market” accounting, persons who have not acquired their shares upon their original issuance, or in exchange for consideration other than cash, persons who hold their shares through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, or persons for whom a share is not a capital asset, and persons holding, directly indirectly or constructively, 5% or more of our ADSs or underlying shares. The tax consequences of an investment in our shares will depend not only on the nature of our operations and the then-applicable U.S. federal tax principles, but also on certain factual determinations that cannot be made at this time, and upon a particular investor’s individual circumstances. No rulings have been or will be sought from the IRS regarding any matter discussed herein.

For purposes of this discussion, a “U.S. Holder” is (1) a citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of our shares that is not a U.S. Holder and who, in addition, is not (1) a partnership or other fiscally transparent entity; (2) an individual present in the United States for 183 days or more in a taxable year who meets certain other conditions; or (3) subject to rules applicable to certain expatriates or former long-term residents of the United States. This summary does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase the shares. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States. For U.S. tax purposes holders of our ADSs are treated as if they hold the underlying common shares represented by the ADSs.

Taxation of U.S. Holders of Shares

We expect that we will be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and for the foreseeable future and that U.S. Holders of shares will be subject to the PFIC rules, as summarized below. However, no assurance can be given that we (or any of our subsidiaries) will or will not be considered a PFIC in the current or future years. The determination whether or not we are a PFIC is a factual determination that is made annually based on the types of income we earn and the value of our assets, and because certain aspects of the PFIC rules are not entirely certain, there can be no assurance that we are or are not a PFIC or that the IRS will agree with our conclusion regarding our PFIC status. If we (or any of our subsidiaries) are currently or were to become a PFIC, U.S. Holders of shares would be subject to special rules and a variety of potentially adverse tax consequences under the Code.

S-15

Tax Consequences of PFIC Status. The Code provides special rules regarding certain distributions received by U.S. persons with respect to, and sales, exchanges and other dispositions, including pledges, of shares of stock in a PFIC. We will be treated as a PFIC if (i) 75% or more of our gross income is passive income or (ii) at least 50% of our assets are held for the production of, or produce, passive income in a taxable year, based on a quarterly average and generally by value, including our pro rata share of the gross income or assets of any company, U.S. or foreign, in which we are considered to own directly or indirectly 25% or more of the shares by value. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. Assuming we are a PFIC, our dividends will not qualify for the reduced rate of U.S. federal income tax that applies to qualified dividends paid to non-corporate U.S. Holders. Thus, dividends (as determined for U.S. federal income tax purposes) will be taxed at the rate applicable to ordinary income of the U.S. Holder.

Assuming we are a PFIC, U.S. Holders of our shares will be subject to different taxation rules with respect to an investment in our shares depending on whether they elect to treat us as a qualified electing fund (a “QEF”), with respect to their investment in our shares. If a U.S. Holder makes a QEF election in the first taxable year in which the U.S. Holder owns our shares (and if we comply with certain reporting requirements, which we have done and intend to do), then such U.S. Holder will be required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, subject to a separate voluntary election to defer payment of taxes, which deferral is subject to an interest charge. If a QEF election is made, U.S. Holders will not be taxed again on our distributions, which will be treated as return of capital for U.S. federal income tax purposes. Instead, distributions will reduce the U.S. Holder’s basis in our shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of a capital asset.

The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return or, if not required to file an income tax return, by filing such form with the IRS. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. Holder must file a completed IRS Form 8621 every year. We have provided and intend to continue to provide U.S. Holders with all necessary information to enable them to make QEF elections with respect to Fly Leasing Limited as described above.

U.S. Holders may, instead of making a QEF election, make a “mark-to-market” election, recognizing as ordinary income or loss each year an amount equal to the difference, as of the close of the taxable year, between the fair market value of the shares and the U.S. Holder’s adjusted tax basis in the shares. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth below would not apply for periods covered by the election. The U.S. Holder’s basis in the shares will be adjusted to reflect the amounts included or deducted pursuant to the election. A mark-to-market election is only available if our shares meet trading volume requirements on qualifying exchange.

Because we are a PFIC, if a U.S. Holder does not make a QEF election or mark-to-market election, then the following special rules will apply:

•	Excess distributions by us to a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to our shares in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from us in the shorter of either the three previous years or such U.S. Holder’s holding period for shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our shares. A U.S. Holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to each prior taxable year in which we were a PFIC at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax. The preferential U.S. federal income tax rates for dividends and long-term capital gain of individual U.S. Holders (as well as certain trusts and estates) would not apply, and special rates would apply for calculating the amount of the foreign tax credit with respect to excess distributions.

S-16

•	The entire amount of gain realized by a U.S. Holder upon the sale or other disposition of shares will also be treated as an excess distribution and will be subject to tax as described above.

•	The tax basis in shares that were acquired from a decedent who was a U.S. Holder would not receive a step-up to fair market value as of the date of the decedent’s death but would instead be equal to the decedent’s basis, if lower than fair market value.

If a corporation is a PFIC for any taxable year during which a U.S. Holder holds shares in the corporation, then the corporation generally will continue to be treated as a PFIC with respect to the U.S. Holder’s shares, even if the corporation no longer satisfies either the passive income or passive assets test described above, unless the U.S. Holder terminates this deemed PFIC status by electing to recognize gain, which will be taxed under the excess distribution rules as if such shares had been sold on the last day of the last taxable year for which the corporation was a PFIC.

It is also possible that one or more of our subsidiaries is or will become a PFIC. Such determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the amount and nature of a subsidiary’s income, as well as the market valuation and nature of a subsidiary’s assets. In such case, assuming a U.S. Holder does not receive from such subsidiary the information that the U.S. Holder needs to make a QEF election with respect such a subsidiary, a U.S. Holder generally will be deemed to own a portion of the shares of such lower-tier PFIC and may incur liability for a deferred tax and interest charge if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder otherwise is deemed to have disposed of an interest in, the lower-tier PFIC (including through a sale of our ADSs). There is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC, or that we will cause the lower-tier PFIC to provide the required information for a U.S. Holder to make or maintain a QEF election with respect to the lower-tier PFIC. In addition, a mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are advised to consult with their tax advisors regarding the tax issues raised by lower-tier PFICs.

You should consult your tax advisor about the PFIC rules, including the advisability of making a QEF election or mark-to-market election.

In addition, a U.S. Holder that is an individual (and, to the extent provided in future regulations, an entity), may be subject to recently-enacted reporting obligations with respect to shares and if the aggregate value of these and certain other “specified foreign financial assets” exceeds $50,000. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if holders are required to make this disclosure and fail to do so. In addition, a U.S. Holder should consider the possible obligation to file a Form TD F 90-22.1—Foreign Bank and Financial Accounts Report as a result of holding shares. Holders are thus encouraged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of shares.

Taxation of the Disposition of Shares. Subject to the information below, a U.S. Holder that has made a QEF election for the first year of its holding period will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s basis in the shares, which is usually the cost of such shares (as adjusted to take into account any QEF inclusion, which increases the basis of such shares, and any distribution, which decreases the basis of such shares) and the amount realized on a sale or other taxable disposition of the shares. If, as anticipated, the shares are publicly traded, a disposition of shares will be considered to occur on the “trade date,” regardless of the U.S. Holder’s method of accounting. If a QEF election has been made, then subject to the information below, capital gain from the sale, exchange or other disposition of shares held more than one year is long-term capital gain and is eligible for a maximum 15% rate of taxation for non-corporate U.S. Holders.

In the event any of our subsidiaries is treated as a PFIC and a QEF election is not made for such subsidiary, a U.S. Holder may incur liability for a deferred tax (imposed at ordinary rates) and an interest charge in respect of such subsidiary upon a disposition by such U.S. Holder of some or all of our shares, in the same manner as if we had sold or disposed of some or all of the shares of such subsidiary. U.S. Holders should consult with their tax advisors regarding the consequences to them of a sale or other disposition of our shares in a case where we have a subsidiary with respect to which a QEF election is not made.

S-17

Medicare Tax

Legislation enacted in 2010 requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% Medicare surtax on all or part of that U.S. Holder’s “net investment income”, which includes, among other items, dividends on, and capital gains from the sale or other taxable disposition of, the shares, subject to certain limitations and exceptions. This surtax applies to taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Equity Shares.

Information Reporting and Backup Withholding for U.S. Holders

Dividend payments made within the United States with respect to the shares, and proceeds from the sale, exchange or redemption of shares, may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, a U.S. Holder will provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amount withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding for Non-U. S. Holders

Information reporting to the United States and backup withholding to the IRS generally would not be required for dividends paid on our shares or proceeds received upon the sale, exchange or redemption of our shares to Non-U.S. Holders who hold or sell our shares through the non-U.S. office of a non-U.S. related broker or financial institution. Information reporting and backup withholding may apply if shares are held by a Non-U.S. Holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to establish an exemption from information reporting and backup withholding by certifying such holder’s status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your own tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

Taxation of Fly and Our Subsidiaries

Although Fly’s income is primarily subject to corporate tax in Ireland, part of our income is also subject to taxation in the United States, France and Australia.

Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is directly or through agents engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is “effectively connected” with such trade or business. In addition, such a non-U.S. corporation may be subject to the U.S. federal branch profits tax on the portion of its “effectively connected earnings and profits” constituting “dividend equivalent amounts” at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. In addition non-U.S. corporations that earn certain U.S. source income not connected with a U.S. trade or business can be subject to a 30% withholding tax on such gross income unless they are entitled to a reduction or elimination of such tax by an applicable treaty. Furthermore, even if a non-U.S. corporation is not engaged in a U.S. trade of business, certain U.S. source “gross transportation income” (which includes rental income from aircraft that fly to and from the United States) is subject to a 4% gross transportation tax in the United States unless a statutory or treaty exemption applies.

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We expect that we and our Irish tax resident subsidiaries will be entitled to claim the benefits of the Irish Treaty. Accordingly, even if we earn income that otherwise would be subject to tax in the United States, such income is expected to be exempt from U.S. tax under the Irish Treaty to the extent that it is: (1) rental income attributable to aircraft used in international traffic; (2) gain from the sale of aircraft used in international traffic; or (3) U.S. source business profits (which includes rental income from, and gains attributable to, aircraft operated in U.S. domestic service) not connected with a U.S. permanent establishment. For this purpose, “international traffic” means transportation except where flights are solely between places within the United States. We also expect that we will not be treated as having a U.S. permanent establishment. Thus we do not believe that we will be subject to taxation in the United States on any of our aircraft rental income or gains from the sale of aircraft.

We had a 15% investment in BBAM LP, a Cayman Islands exempted limited partnership which wholly owned subsidiaries in the United States, Ireland, Bermuda, U.K., Singapore, Japan, Switzerland and the Cayman Islands. The U.S. subsidiaries were classified as disregarded entities and not were subject to entity level taxes for U.S. tax purposes. We received an allocated share of income, deductions and credits from BBAM LP and our share of the U.S. effectively connected income was subject to U.S. federal taxes and, as applicable, state and local taxes.

In 2011, we made a 57.41% investment in Fly-Z/C Aircraft Holdings LP, a US partnership incorporated in Delaware. The partnership wholly owns an Irish company, Fly-Z/C Aircraft Limited. Fly-Z/C Aircraft Holdings LP and Fly-Z/C Aircraft Limited are not expected to have a deemed U.S. trade or business subject to tax on effectively connected income or a U.S. permanent establishment subject to tax on business profits under Article 7. Fly-Z/C Aircraft Limited is expected to be a qualified resident under the U.S. and Ireland tax treaty.

Effectively connected taxable income means the taxable income of the partnership which is effectively connected (or treated as effectively connected) with the conduct of a trade or business in the United States.

No assurances can be given, however, that we will continue to qualify each year for the benefits of the Irish Treaty or that we will not in the future be treated as maintaining a permanent establishment in the United States or having income that is effectively connected with the conduct of a trade or business in the United States. In order for us and our subsidiaries to be eligible for the benefits of the Irish Treaty for a particular fiscal year, we must each satisfy the requirements of Article 23 (Limitation on Benefits) of the Irish Treaty for that fiscal year. We will be eligible for the benefits of the Irish Treaty if the principal class of our shares is substantially and regularly traded on one or more recognized stock exchanges. Our shares will be considered substantially and regularly traded on one or more recognized stock exchanges in a fiscal year if: (1) trades in such shares are effected on such stock exchanges in more than de minimis quantities during every quarter; and (2) the aggregate number of shares traded on such stock exchanges during the previous fiscal year is at least 6% of the average number of shares outstanding during that taxable year. We satisfied this requirement for each of the years since our inception. If our shares cease to be treated as regularly traded, then we may no longer be eligible for the benefits of the Irish Treaty. Our subsidiaries that are Irish tax-resident will be eligible for benefits under the Irish Treaty if we hold, directly or indirectly, 50% or more of the vote and value of the subsidiary and we meet the regularly traded test described above.

If we or any subsidiary were not entitled to the benefits of the Irish Treaty, any income that we or that subsidiary earns that is treated as effectively connected with a trade or business in the United States, either directly or through agents, would be subject to tax in the United States at a rate of 35%. In addition, we or that subsidiary would be subject to the U.S. federal branch profits tax at a rate of 30% on its effectively connected earnings and profits, considered distributed from the U.S. business. In addition, if we did not qualify for Irish Treaty benefits, certain U.S. source rental income not connected with a U.S. trade or business could be subject to withholding tax of 30% and certain U.S. source gross transportation income could be subject to a 4% gross transportation tax if an exemption did not apply.

Irish Tax Considerations

The following discussion reflects the material Irish tax consequences applicable to both Irish and Non-Irish Holders (as defined below) of the acquisition, ownership and disposition of our shares. This discussion is based on Irish tax law, statutes, treaties, regulations, rulings and decisions all as of the date of this Annual Report. Taxation laws are subject to change, from time to time, and no representation is or can be made as to whether such laws will change, to what impact, if any, such changes will have on the summary contained in this Annual Report. Proposed amendments may not be enacted as proposed, and legislative or judicial changes, as well as changes in administrative practice, may modify or change statements expressed herein.

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This summary is of a general nature only. It does not constitute legal or tax advice nor does it discuss all aspects of Irish taxation that may be relevant to any particular holder of our shares. The Irish tax treatment of a holder of our shares may vary depending upon such holder’s particular situation, and holders or prospective purchasers of our shares are advised to consult their own tax advisors as to the Irish or other tax consequences of the purchase, ownership and disposition of our shares.

For the purposes of this summary of Irish tax considerations:

•	An “Irish Holder” is a holder of our shares that (1) beneficially owns our shares by virtue of holding the related ADSs evidenced by the relevant American Depositary Receipt or ADR; (2) in the case of individual holders, is resident or ordinarily resident in Ireland under Irish taxation laws; and (3) in the case of a holder that is a company, is resident in Ireland under Irish taxation laws and is not also a resident of any other country under any double taxation agreement entered into by Ireland.

•	A “Non-Irish Holder” is a holder of our shares that (1) beneficially owns our shares by virtue of holding the related ADSs evidenced by the relevant ADR, and (2) is not an Irish Holder and has never been an Irish Holder.

•	A “US Holder” is a holder of our shares that: (1) beneficially owns our shares by virtue of holding the related ADSs evidenced by the relevant ADR; (2) is a resident of the United States for the purposes of the Ireland/United States Double Taxation Convention; (3) in the case of an individual holder, is not also resident or ordinarily resident in Ireland for Irish tax purposes; (4) in the case of a corporate holder, is not resident in Ireland for Irish tax purposes and is not ultimately controlled by persons resident in Ireland; and (5) is not engaged in any trade or business and does not perform independent personal services through a permanent establishment or fixed base in Ireland.

•	“Relevant Territory” is defined as a country with which Ireland has a double tax treaty, (which includes the United States), or a member state of the European Union other than Ireland.

Irish Dividend Withholding Tax

Dividends that we pay on our shares generally are subject to a 20% dividend withholding tax, or DWT. DWT may not apply where an exemption is permitted by legislation or treaty and where all necessary documentation has been submitted to the ADS depository prior to the payment of the dividend.

Irish Holders. Individual Irish Holders are subject to DWT on any dividend payments that we make. Corporate Irish Holders will generally be entitled to claim an exemption from DWT by delivering a declaration to us in the form prescribed by the Irish Revenue Commissioners.

Non-Irish Holders. Shareholders who are individuals resident in a Relevant Territory and who are not resident or ordinarily resident in Ireland may receive dividends free from DWT where the shareholder has provided the ADS depository with the relevant declaration and residency certificate required by Irish legislation. Corporate shareholders that are not resident in Ireland and

•	who are ultimately controlled by persons resident in a Relevant Territory and who are not ultimately controlled by persons not resident in a Relevant Territory; or

•	who are resident in a Relevant Territory and not controlled by Irish residents; or

•	whose principal class of shares or the principal class of shares of whose 75% or greater parents are substantially and regularly traded on a recognized stock exchange in a Relevant Territory; or which are wholly owned by two or more companies, each of whose principal class of shares are substantially and regularly traded on a recognized stock exchange in a Relevant Territory may receive dividends free from DWT where they provide the ADS depository with the relevant documentation required by Irish law.

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Income Tax

Irish and Non-Irish Holders

Irish Holders. Individual Irish Holders are subject to income tax on the gross amount of any dividend (i.e., the amount of the dividend received plus any DWT withheld), at their marginal rate of tax (currently either 20% or 41% depending on the individual’s circumstances). Individual Irish Holders will be able to claim a credit against their resulting income tax liability in respect of any DWT. Individual Irish Holders may, depending on their circumstances, be subject to the Universal Social Chargewith effect from 1 January 2011. The Universal Social Charge will apply to all income where an individual has income in excess of €10,036 . The Universal Social Charge is charged at different rates between 2% and 10%, depending on the circumstances of the Irish Holder. Currently, individual Irish Holders may also, depending on their circumstances, be subject to Pay Related Social Insurance (PRSI) contributions of up to 4% in respect of dividend income.

Corporate Irish Holders generally will not be subject to Irish tax in respect of dividends received.

Non-Irish Holders. Non-Irish Holders will not have an Irish income tax liability on dividends from us if the shareholder is neither resident nor ordinarily resident in Ireland and is:

•	an individual resident in a Relevant Territory; or

•	a corporation that is ultimately controlled by persons resident in a Relevant Territory; or

•	a corporation whose principal class of shares (or whose 75% or greater parent’s principal class of shares) are substantially and regularly traded on a recognized stock exchange in a Relevant Territory; or

•	a corporation that is wholly owned by two or more corporations each of whose principal class of shares is substantially and regularly traded on a recognized stock exchange in a Relevant Territory; or

•	otherwise entitled to an exemption from DWT.

If a Non-Irish Holder is not so exempted, such a shareholder will be liable for Irish income tax (currently 20%) on dividends received from us, but will be entitled to a credit for DWT withheld.

Taxation of Capital Gains

Irish Holders. Irish Holders that acquire shares will generally be considered, for Irish tax purposes, to have acquired their shares at a base cost equal to the amount paid for shares. On subsequent dispositions, shares acquired at an earlier time will generally be deemed, for Irish tax purposes, to be disposed of on a “first in first out” basis before shares acquired at a later time. Irish Holders that dispose of their shares will be subject to Irish capital gains tax (CGT) to the extent that the proceeds realized from such disposition exceed the base cost of the common shares or ADSs disposed of and any incidental expenses. Disposals made on or after 6 December 2012 are subject to CGT at 33%. Unutilized capital losses from other sources generally can be used to reduce gains realized on the disposal of our shares.

An annual exemption allows individuals to realize chargeable gains of up to €1,270 in each tax year without giving rise to CGT. This exemption is specific to the individual and cannot be transferred between spouses. Irish Holders are required, under Ireland’s self-assessment system, to file a tax return reporting any chargeable gains arising to them in a particular tax year. When disposal proceeds are received in a currency other than euro they must be translated into euro amounts to calculate the amount of any chargeable gain or loss. Similarly, acquisition costs denominated in a currency other than the euro must be translated at the date of acquisition to euro amounts. Irish Holders that realize a loss on the disposition of our shares generally will be entitled to offset such allowable losses against capital gains realized from other sources in determining their CGT liability in a year. Allowable losses which remain unrelieved in a year generally may be carried forward indefinitely for CGT purposes and applied against capital gains in future years. Transfers between spouses will not give rise to any chargeable gain or loss for CGT purposes.

Non-Irish Holders. A person who is not resident or ordinarily resident in Ireland is not subject to Irish tax on capital gains airising on the disposal of our shares, provided that the shares are not held by or in connection with a permanent establishment of that Non-Irish Holder in Ireland.

Irish Capital Acquisitions Tax

A gift or inheritance of our shares will be within the charge to capital acquisitions tax (CAT) where the donor/deceased or the beneficiary is resident or ordinarily resident in Ireland at the date of the gift/inheritance or to the extent that the property of which the gift or inheritance consists is situated in Ireland at the relevant date. Special rules with regard to residence apply where an individual is not domiciled in Ireland. CAT is charged at a flat rate of 33% for gifts or inheritances taken on or after 6 December 2012 and there are various thresholds before the tax becomes applicable. Gifts and inheritances between spouses are not subject to capital acquisitions tax.

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The Estate Tax Convention between Ireland and the United States generally provides for Irish CAT paid on inheritances in Ireland to be credited, in whole or in part, against tax payable in the United States, in the case where an inheritance of shares is subject to both Irish CAT and US federal estate tax. The Estate Tax Convention does not apply to Irish CAT paid on gifts.

Irish Stamp Duty

No Irish stamp or capital duty shall apply to the issuance of the common shares. Transfers of the common shares would not ordinarily be subject to Irish stamp duty, unless the transfer was related to Irish property or any matter or thing done or to be done in Ireland. Transfers of ADSs are exempt from Irish stamp duty when the ADSs are dealt in on the New York Stock Exchange, NASDAQ National Market or any recognized stock exchange in the United States or Canada and the transfer does not relate to Irish property or any matter or thing done or to be done in Ireland.

Irish Corporation Tax

In general, Irish-resident companies pay corporation tax at the rate of 12.5% on trading income and 25% on non-trading income. Fly and its Irish-tax-resident subsidiaries intend to conduct business so that they carry on a trading business for Irish tax purposes. Non-trading income, including certain categories of interest income, will be subject to corporation tax at the rate of 25.0%.

Bermuda Tax Considerations

We are incorporated under the laws of Bermuda. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

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Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. LLC	2,285,714
Citigroup Global Markets Inc.	2,285,714
Deutsche Bank Securities Inc.	2,285,714
RBC Capital Markets, LLC	2,285,714
BNP Paribas Securities Corp.	1,142,857
CIBC World Markets Corp.	571,429
Nomura Securities International, Inc.	571,429
Total:	11,428,571

The underwriters and the representatives are collectively referred to herein as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.504 per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,714,285 additional ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option to purchase additional ADSs is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an aggregate of 1,714,285 additional ADSs.

	Per ADS	Total
		No Exercise	Full Exercise
Public offering price	$14.00	$159,999,994	$183,999,984
Underwriting discounts and commissions	$0.84	$9,480,000	$10,919,999
Proceeds, before expenses	$13.16	$150,519,994	$173,079,985

Certain directors and officers of Fly Leasing Limited and BBAM LP have agreed to purchase 142,857 of the ADSs offered hereby. These ADSs will be sold at the public offering price shown above, and we will not pay underwriting discounts or commissions on the sale of these ADSs.

Our ADSs are listed on the New York Stock Exchange under the trading symbol “FLY.”

We, our executive officers and directors, Summit, BBAM Limited Partnership, the Manager, Onex and the Servicer have agreed pursuant to agreements with the underwriters (“lock-up agreements”) that, subject to certain permitted exceptions, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

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•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs or any securities convertible into or exercisable or exchangeable for ADSs;

•	file any registration statement with the SEC relating to the offering of any ADSs or any securities convertible into or exercisable or exchangeable for ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs;

whether any such transaction described above is to be settled by delivery of ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ADSs or any security convertible into or exercisable or exchangeable for ADSs. The lock-up agreements are subject to certain customary exceptions.

The restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the applicable restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period, the ‘‘lock-up’’ restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release date or the occurrence of the material news or material event.

We have been advised by the representatives that they have no present intent or arrangement to release any ADSs or other securities subject to a lock-up and will consider the release of any lockup on a case-by-case basis. Upon a request to release any ADSs or other securities subject to a lock-up, the representatives would consider the particular circumstances surrounding the request, including but not limited to, the length of time before the lock-up expires, the number of ADSs or other securities requested to be released, the reason for the request, the possible impact on the market for our ADSs and whether the holder of ADSs or other securities requesting the release is an officer, director, or other affiliate of our company.

The estimated offering expenses payable by us, including legal, accounting and printing expenses and various other fees associated with registering and listing our ADSs, but excluding the underwriting discounts and commissions, are approximately $650,000.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under their option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising the option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option to purchase additional ADSs. The underwriters may also sell ADSs in excess of the option to purchase additional ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

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Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, certain of the underwriters and their respective affiliates have provided, and continue to provide, investment banking and other services to us and our affiliates for which they receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, acted as Joint Lead Arranger and Morgan Stanley & Co. LLC is a lender on our 2012 term loan. Morgan Stanley Senior Funding, Inc. acted as Joint Lead Arranger and Joint Bookrunner and Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. LLC, is a lender on our aircraft acquisition facility. Morgan Stanley & Co. LLC, acted as Initial Purchaser on our subsidiary's issuance of aircraft lease-backed notes, or our Securitization.

Citibank, N.A., an affiliate of Citigroup Global Markets Inc., acted as Administrative Agent and lender and Citigroup Global Markets acted as Syndication Agent and Joint Lead Arranger on our 2012 term loan. Citigroup Global Markets Inc. acted as Joint Lead Arranger and Joint Bookrunner and Citibank, N.A. is a lender on our aircraft acquisition facility. Citigroup Global Markets Inc. acted as Initial Purchaser on our Securitization.

Deutsche Bank Securities Inc. acted as Joint Lead Arranger on our 2012 term loan. Deutsche Bank AG,  New York Branch, an affiliate of Deutsche Bank Securities Inc., acted as Joint Lead Arranger, Joint Bookrunner and lender on our aircraft acquisition facility. In addition, Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., acts as our depositary.

RBC Capital Markets, LLC acted as Joint Lead Arranger on our 2012 term loan and as Lead Arranger on the re-pricing of our 2012 term loan on May 31, 2013. RBC Capital Markets, LLC acted as Joint Lead Arranger and Joint Bookrunner and Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, is a lender on our aircraft acquisition facility.

BNP Paribas Securities Corp. acted as Joint Lead Arranger and an affiliate of BNP Paribas Securities Corp. acted as lender on our 2012 term loan. BNP Paribas, an affiliate of BNP Paribas Securities Corp. acted as Joint Lead Arranger, Joint Bookrunner and lender on our aircraft acquisition facility. BNP Paribas acted as Initial Liquidity Facility Provider and BNP Paribas Securities Corp. acted as Co-Manager on our Securitization.

Additionally, an affiliate of BBAM Limited Partnership performs aircraft acquisition, disposition and management services pursuant to a joint marketing agreement with Nomura Babcock & Brown Co., Ltd., an affiliate of Nomura Securities International, Inc. In accordance with Rule 5121(c) of the Financial Industry Regulatory Authority, Inc., Nomura Securities International, Inc. may not make sales in this offering to any discretionary account without the prior approval of the customer.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, BBAM US LP and the Manager have agreed to indemnify the underwriters against certain liabilities arising from untrue statements or material omissions in certain information regarding BBAM and its affiliates, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of the ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of the ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

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For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

France

Neither this prospectus supplement nor any other offering material relating to the ADSs described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ADSs has been or will be:

(a)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

(b)	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

(a)	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The ADSs offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

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Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(b)	where no consideration is or will be given for the transfer; or

(c)	where the transfer is by operation of law.

Switzerland

The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and the ADSs will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the ADSs may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the ADSs with a view to distribution.

Qatar

The ADSs described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Saudi Arabia

No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market Law of the Kingdom of Saudi Arabia. The ADSs will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriters.

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the ADSs offered hereby should conduct their own due diligence on the accuracy of the information relating to the ADSs. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The ADSs may not be offered to the public in the UAE and/or any of the free zones.

The ADSs may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

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Experts

The consolidated financial statements appearing in Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 (including schedules appearing therein) and the effectiveness of internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements as of and for the year ended December 31, 2012 are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Legal Matters

The validity of the common shares and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of U.S. federal and New York state law relating to this offering will be passed upon for us by Jones Day, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

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Where You Can Find More Information

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Fly Leasing Limited
West Pier
Dun Laoghaire, County Ireland
Ireland
+353-1-231-1900

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. These periodic reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.flyleasing.com. The information on our website is not incorporated by reference into this prospectus supplement.

We have filed a registration statement on Form F-3 under the Securities Act with the SEC with respect to the ADSs offered hereby. This prospectus supplement is part of that registration statement and does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

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Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information we have filed with the SEC into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement.

This prospectus supplement incorporates by reference the following documents filed with the SEC but which we have not included or delivered with this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, as amended; and

•	our Current Report on Form 6-K, filed with the SEC on May 7, 2013.

Copies of these filings are available free of charge by writing to Fly Leasing Limited, West Pier, Dun Laoghaire, County Dublin, Ireland, Attention: Investor Relations, or by telephoning us at +353-1-231-1900.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until this offering has been completed, other than any portion of the respective filings furnished, rather than filed, under applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

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$500,000,000

Fly Leasing Limited

COMMON SHARES

PREFERENCE SHARES

DEBT SECURITIES
WARRANTS

SUBSCRIPTION RIGHTS

UNITS

We may from time to time offer to sell our common shares, preference shares, debt securities, warrants or subscription rights, as well as units that include any of these securities. The debt securities may consist of debentures, notes or other types of debt. Our common shares, in the form of American Depositary Shares, are listed on the New York Stock Exchange and under the ticker symbol “FLY.” The debt securities, preference shares, warrants, rights and units may be convertible or exercisable for common shares or preference shares or other securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2013.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our ADSs and other securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. This prospectus and any applicable prospectus supplement will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $500,000,000.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize be provided to you. We have not authorized any other person to provide you with different information or additional information. If anyone provides you with different, inconsistent or additional information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

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SUMMARY

You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein and therein by reference, before making an investment decision. Unless the context requires otherwise, when used in this prospectus, (1) the terms “Fly,” “Company,” “we,” “us” and “our” refer to Fly Leasing Limited and its subsidiaries and (2) all references to our shares refer to our common shares held in the form of American Depositary Shares (“ADSs”).

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft which we lease under multi-year contracts to a diverse group of airlines around the world. As of December 31, 2012, we owned a portfolio of 109 aircraft.

Our principal executive offices are located at West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353-1-231-1900, and our web address is www.flyleasing.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement and does not constitute part of this prospectus or any prospectus supplement.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and the other information contained in this prospectus or any applicable prospectus supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before buying our securities. For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in our most recent Annual Report on Form 20-F, which is incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and 6-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We may have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

For the period from May 3, 2007 (incorporation date) to December 31,	For the year ended December 31,				For the nine months ended September 30,
2007	2008	2009	2010	2011	2012
1.23:1	1.67:1	2.40:1	1.80:1	1.06:1	1.19:1

Fixed charges consist of interest on all indebtedness and amortized discounts and loan issuance costs related to indebtedness. Earnings available to cover fixed charges consist of net income before provision for income taxes plus fixed charges.

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital reflects our memorandum of association and our bye-laws. Holders of ADSs will be able to exercise their rights with respect to the common shares underlying the ADSs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares” for more information.

Share Capital

Our authorized share capital consists of US$500,000 divided into 499,999,900 common shares and 100 manager shares par value US$0.001 each. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. As of December 31, 2012, 28,040,305 common shares were outstanding, issued and fully paid.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares except as described herein.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preference shares. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of our company.

As of the date of this prospectus, there are no preference shares outstanding.

Manager Shares

Our manager, Fly Leasing Management Co. Limited, or the Manager, owns 100 manager shares that are entitled to director appointment rights and the right to vote on amendments to the provision of our bye-laws relating to termination of our management agreement with the Manager. Manager shares do not convert into common shares. Upon a termination of our management agreement, the manager shares will cease to have any appointment and

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voting rights and, to the extent permitted under Section 42 of Companies Act 1981 (Bermuda), or the Companies Act, will be automatically redeemed for their par value. Manager shares are not entitled to receive any dividends and, other than with respect to director appointment rights, holders of manager shares have no voting rights.

Dividend Rights

Pursuant to Bermuda law, we are restricted from declaring or paying a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities.

There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 50% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than two and not more than 15 directors as the board may from time to time determine. Our board of directors currently consists of eight directors, each of whom serves a term commencing on their election or appointment and continuing until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are appointed by shareholders holding shares carrying a plurality of the votes cast on the resolution. Notwithstanding the foregoing, pursuant to our management agreement and our bye-laws, so long as the Manager holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7th of the number of directors on our board of directors at the time. These directors are not required to stand for election by shareholders other than our Manager.

Any shareholder holding at least five percent of the Company’s common shares may propose for election as a director someone who is not an existing director or is not proposed by our board by giving notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

A director (other than a director appointed by the Manager pursuant to its appointment right described above) may be removed with or without cause by a resolution including the affirmative vote of shareholders holding shares carrying at least 80% of the votes of all shares then issued and entitled to vote on the resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. A director appointed by the Manager pursuant to its appointment right described above may be removed with or without cause by the Manager upon notice from the Manager.

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Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, privileges, qualifications, limitations and restrictions. See “— Preference Shares.”

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Our bye-laws provide that if a competitor of BBAM LP acquires beneficial ownership of 15% or more of our common shares, then we have the option, but not the obligation, within 90 days of the acquisition of such threshold beneficial ownership, to require that shareholder to tender for all of our remaining common shares, or to sell such number of common shares to us or to third parties at fair market value as would reduce its beneficial ownership to less than 15%. In addition, our bye-laws provide that the vote of each common share held by a competitor of BBAM LP that beneficially owns 15% or more, but less than 50%, of our common shares will be reduced to three-tenths of a vote per share on all matters upon which shareholders may vote.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that underlie the ADSs that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from

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provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Duties of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

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Interested Directors

Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bye-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bye-laws, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

Pursuant to Bermuda law, a company is restricted from declaring or paying a dividend if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company’s issued and outstanding common shares.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net

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profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution. Any merger or amalgamation not approved by our board must be approved by shareholders holding shares carrying not less than 66% of the votes of all shares entitled to vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

•	If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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•	Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The operation of this provision as a waiver of the right to sue for violations of federal securities laws may be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We also have entered into directors’ service agreements with our directors, pursuant to which we have agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether

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or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders, and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bye-laws.

Calling of Special Shareholders’ Meetings

Under our bye-laws, a special general meeting may be called by the chairman of the board or the board of directors. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

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Amendment of Organizational Documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws

Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders, adopted by the affirmative votes of at least a majority of all shares entitled to vote on the resolution. Our bye-laws provide that, notwithstanding the foregoing, at any time that the Manager holds any of our manager shares, rescission, alteration or amendment of the bye-law relating to our ability to terminate the Manager’s appointment under our management agreement also requires the approval of the holder of our manager shares.

Under Delaware law, unless the certificate of incorporation or bye-laws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bye-laws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

Transfer Agent

Codan Services Limited, Hamilton, Bermuda, acts as the registrar and transfer agent for our common shares.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

All of our issued and outstanding common shares are held by the depositary, Deutsche Bank Trust Company Americas (the “Depositary”) in the form of ADSs. The Depositary is a state chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The Depositary was incorporated as a limited liability bank on March 5, 1903 in the State of New York. The registered office of the Depositary is located at 60 Wall Street, New York, NY 10005 and the registered number is BR1026. The principal executive office of the Depositary is located at 60 Wall Street, New York NY 10005.

Each ADS represents an ownership interest in one common share which we deposit with the custodian under the deposit agreement among ourselves, the Depositary, and ADS holders. Your ADSs are evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Your rights as a holder of ADSs is governed by the deposit agreement and our bye-laws.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed with the SEC as an exhibit to our registration statement on Form F-6, as filed with the SEC on September 21, 2007, as may be subsequently amended. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549, United States of America. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. Copies of the deposit agreement and the form of ADR are also available for inspection at the corporate trust office of the Depositary. The Depositary keeps books at its corporate trust office for the registration of ADRs and transfer of ADRs which, at all reasonable times, shall be open for inspection by ADS holders, provided that inspection shall not be for the purposes of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

For a description of our bye-laws, see “Description of Share Capital.”

Holding the ADSs

Unless otherwise agreed among us and the Depositary in accordance with the terms of the deposit agreement, the ADSs are held electronically in book-entry form either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, you are not treated as one of our shareholders and you do not have shareholder rights. Bermuda law governs shareholder rights. The Depositary is the holder of the common shares underlying your ADSs. As a holder of ADRs, you have ADR holder rights. A deposit agreement among us, the Depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights, representations and warranties as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADRs.

Fees and Expenses

Except as described below, we pay all fees, charges and expenses of the Depositary and any agent of the Depositary pursuant to agreements from time to time between us and the Depositary, except that if you elect to withdraw the common shares underlying your ADRs from the Depositary you will be required to pay the Depositary a fee of up to US$5.00 per 100 ADSs surrendered or any portion thereof, together with expenses incurred by the Depositary and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, in connection with the withdrawal. We will not receive any portion of the fee payable to the Depositary upon a withdrawal of shares from the Depositary. The

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Depositary will not make any payments to us, and we will not receive any portion of any fees collected by the Depositary.

Except as specified above in connection with a cancellation of ADSs and withdrawal of common shares from the Depositary, we are required to pay any taxes and other governmental charges incurred by the Depositary or the custodian on any ADR or common share underlying an ADR, including any applicable interest and penalties thereon, any stock transfer or other taxes and other governmental charges in any applicable jurisdiction.

Dividends and Other Distributions

The Depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, less any fees described below under “— Withholding Taxes, Duties and Other Governmental Charges.” You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date set by the Depositary with respect to the ADSs.

•	Withholding Taxes, Duties and Other Governmental Charges. Before making a distribution, the Depositary will deduct any withholding taxes, duties or other governmental charges that must be paid. Dividends on our shares are subject to deduction of Irish withholding taxes, unless an exemption to withholding is available. U.S. holders of ADSs (including U.S. citizens or residents) are entitled to claim a refund of Irish withholding taxes on dividends. Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

•	Shares. The Depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution to the extent permissible by law. If the Depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new common shares.

•	Elective Distributions in Cash or Shares. If we offer holders of our common shares the option to receive dividends in either cash or common shares, the Depositary will, after consultation with us and to the extent permissible by law and reasonably practicable, offer holders of ADSs the option to receive dividends in either cash or ADSs to the extent permissible under applicable law and in accordance with the deposit agreement.

•	Rights to Receive Additional Shares. If we offer holders of our common shares any rights to subscribe for additional common shares or any other rights, the Depositary, after consultation with us and to the extent permissible by law and reasonably practicable, will make these rights available to you as a holder of ADSs. If the Depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf subject to your payment of applicable fees, taxes, charges and expenses. The Depositary will then deposit the common shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any taxes and other governmental charges the rights require you to pay. U.S. securities laws or Bermuda law may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. Our intent is not to offer holders any rights to subscribe for additional common shares unless the holders of our ADSs would thereby be offered rights to receive ADSs in an offering registered under U.S. securities laws.

•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the Depositary has determined that such distribution is lawful, practicable and feasible and in accordance with the terms of the deposit agreement, the Depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of ADSs held by you, net of any taxes and other governmental charges withheld.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common

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shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The Depositary delivers ADSs upon deposit of common shares with the custodian. The custodian holds all deposited common shares, including those being deposited by us in connection with the offering to which this prospectus relates, for the account of the Depositary. You thus have no direct ownership interest in the common shares and only have the rights as are set out in the deposit agreement. The custodian also holds any additional securities, property and cash received on, or in substitution for, the deposited common shares. The deposited common shares and any such additional items are all referred to collectively as “deposited securities.”

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, the Depositary issues an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. Alternatively, at your request, risk and expense, the Depositary in its discretion will deliver certificated ADRs at the Depositary’s principal New York office or any other location that it may designate as its transfer office.

You may surrender your ADRs at the Depositary’s office or through instruction provided to your broker. Upon payment of its fees and charges of, and expenses incurred by, it and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the common shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its principal New York office or any other location that it may designate as its transfer office, if feasible.

You have the right to cancel your ADSs and withdraw the underlying common shares at any time subject only to:

•	temporary delays caused by closing of our or the Depositary’s transfer books, or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the surrender of ADRs evidencing a number of ADSs representing other than a whole number of common shares;

•	the payment of fees, charges, taxes and other governmental charges; or

•	where deemed necessary or advisable by the Depositary or us in good faith due to any requirement of any U.S. or foreign laws, government, governmental body or commission, any securities exchange on which the ADSs or common shares are listed or governmental regulations relating to the ADSs or the withdrawal of the underlying common shares.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement. However, we do not intend to list our common shares for trading on any exchange. Therefore, it may be more difficult to dispose of our common shares than it will be to dispose of our ADSs.

Transmission of Notices to Shareholders

We will promptly transmit to the Depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws. Upon our request and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the Depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the Depositary’s Corporate Trust Office, the office of the custodian or any other designated transfer office of the Depositary.

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Voting Rights

As soon as practicable upon receipt of timely notice of any meeting at which the holders of our shares are entitled to vote, or of solicitation of consents or proxies from holders of our shares, the Depositary will fix a record date in respect of such meeting or solicitation of consent or proxy. The Depositary will, if requested by us in writing in a timely manner, mail by regular, ordinary mail delivery (or by electronic mail or as otherwise may be agreed between us and the Depositary from time to time) or otherwise distribute to holders of ADSs as of the record date: (a) such information as is contained in such notice of meeting (or solicitation of consent or proxy) received by the Depositary from us, (b) a statement that holders as of the record date will be entitled, insofar as practicable and permitted under applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and of our bye-laws (and subject to such other requirements as we shall notify the Depositary), to instruct the Depositary as to the exercise of the voting rights (or deemed exercise of voting rights), if any, pertaining to the amount of our common shares represented by their respective ADSs, and (c) a statement as to the manner in which such instructions may be given or may be deemed to have been given as described below if no validly-completed instructions are received by the Depositary from a holder of ADSs by the ADS voting cut off date set by the Depositary for such purpose. Upon the written request of a holder as of such record date, received on or before the ADS voting cut off date, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of our common shares represented by the ADSs in accordance with the instructions set forth in such request.

To the extent no such instructions are received by the Depositary on or before the ADS voting cut off date from holders of a sufficient number of shares so as to enable the Company to meet its quorum requirements with respect to any such meeting of shareholders, the Depositary will, upon our written request and at all times subject to applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and our bye-laws, deem such holder to: (A) have instructed the Depositary to take such action as is necessary to cause the number of underlying shares for which no voting instructions have been received from holders of ADSs so as to meet applicable quorum requirements (currently 25% of our common shares) to be counted for the purposes of satisfying applicable quorum requirements; and (B) have given a power of attorney to the Depositary or the custodian, as its nominee, to cause such equal number of common shares so counted under (A) above being counted for the purposes of establishing a quorum, with respect to any resolution proposed by the Board of Directors of the Company within the agenda set for such meeting, to be voted at any such meeting in proportion to the voting instructions duly-received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date; provided, however that, except to the extent we have provided the Depositary with at least 30 days’ written notice of any such meeting, the common shares shall not be so counted and shall not be so voted (proportionately to the voting instructions received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date) with respect to any matter as to which the Depositary informs us that the Depositary reasonably believes that with respect to any such resolution: (i) substantial opposition exists or (ii) it materially affects the rights of holders of common shares. For the purposes of this provision of the deposit agreement, by way of example and not limitation, it is agreed that routine matters, such as appointing auditors and directors (except where a competing director or slate of directors is proposed), and resolutions to approve the public offering or private placement of securities, would not materially affect the rights of holders of common shares.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable such holder to return voting instructions to the Depositary by the ADS voting cut off date. In the deposit agreement, we have agreed that we will endeavor to provide at least 30 days’ prior written notice to the Depositary which will enable the timely notification of holders as to limitations on the ability of the Depositary to vote a particular ADS according to the voting instructions received in regard to such ADS. Common shares which have been withdrawn from the Depositary facility and transferred on our register of members to a person other than the Depositary or its nominee may be voted by the holders thereof in accordance with applicable law and our bye-laws. However, holders or beneficial owners of ADSs may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the common shares and vote at such meetings.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADRs. The Depositary may refuse to issue ADSs, deliver ADRs, register the transfer, split-up or combination of ADRs, or allow you to withdraw the deposited securities underlying your ADSs until

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such payment is made including any applicable interest and penalty thereon. We, the custodian or the Depositary may withhold or deduct the amounts of taxes owed from any distributions to you or may sell deposited securities, by public or private sale, to pay any taxes and any applicable interest and penalties owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including (1) any change in par value, split-up, cancellation, consolidation or other reclassification of deposited securities to the extent permitted by any applicable law, (2) any distribution on the common shares that is not distributed to you and (3) any recapitalization, reorganization, merger, consolidation, liquidation or sale of our assets affecting us or to which we are a party resulting in a distribution of cash or securities to our shareholders, then the cash, common shares or other securities received by the Depositary in connection therewith will become deposited securities and be subject to the deposit agreement and any applicable law, evidence the right to receive such additional deposited securities, and the Depositary may choose to:

•	distribute additional ADSs;

•	call for surrender of outstanding ADSs to be exchanged for new ADSs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received at public or private sale on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or

•	treat the cash, securities or other property it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

We may agree with the Depositary to amend the deposit agreement and the ADSs without your consent for any reason deemed necessary or desirable. You will be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges, except for taxes, governmental charges, delivery expenses or other charges specifically payable by ADS holders under the deposit agreement, or which otherwise materially prejudices any substantial existing right of holders or beneficial owners of ADSs. If an ADS holder continues to hold ADSs after being so notified of these changes, that ADS holder is deemed to agree to that amendment and be bound by the ADRs and the agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

At any time we may instruct the Depositary to terminate the deposit agreement, in which case the Depositary will give notice to you at least 30 days prior to termination. The Depositary may also terminate the deposit agreement if it has told us that it would like to resign or we have removed the Depositary and we have not appointed a new Depositary bank within 90 days, in such instances, the Depositary will give notice to you at least 30 days prior to termination. After termination, the Depositary’s only responsibility will be to deliver deposited securities to ADS holders who surrender their ADSs upon payment of any fees, charges, taxes or other governmental charges, and to hold or sell distributions received on deposited securities. After the expiration of six months from the termination date, the Depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested and without liability for interest, for the pro rata benefit of ADS holders who have not yet surrendered their ADSs. After selling the deposited securities, the Depositary has no obligations except to account for those net proceeds and other cash. Upon termination of the deposit agreement, we will be discharged from all obligations except for our obligations to the Depositary.

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We intend to maintain a Depositary arrangement for so long as it facilitates U.S. holders in benefiting from an exemption to Irish withholding taxes on dividends on our common shares.

Limitations on Obligations and Liability

The deposit agreement expressly limits our and the Depositary’s obligations and liability.

We and the Depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

•	are not liable if either of us by law or circumstances beyond our control is prevented from, or delayed in, performing any obligation under the agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our memorandum of association and bye-laws, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•	are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum of association and bye-laws;

•	are not liable for any action/inaction on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder to benefit from any distribution, offering, right or other benefit if made in accordance with the provisions of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to any deposited securities or the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; and

•	shall not incur any liability for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement.

The Depositary and its agents shall not incur any liability under the deposit agreement for the failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of ADSs, common shares or deposited securities for the creditworthiness of any third party and for any indirect, special, punitive or consequential damage.

We have agreed to indemnify the Depositary under certain circumstances. However, the deposit agreement does not limit our liability under federal securities laws. The Depositary may own and deal in any class of our securities and in the ADSs.

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Requirements for Depositary Actions

Before the Depositary issues, delivers or registers a transfer of an ADS, makes a distribution on an ADS, or permits withdrawal of common shares or other property, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary also may suspend the issuance of ADSs, the deposit of common shares, the registration, transfer, split-up or combination of ADSs or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADSs is closed or if we or the Depositary decide any such action is necessary or advisable.

Deutsche Bank Trust Company Americas keeps books for the registration and transfer of ADRs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADRs.

Disclosure of Interests

By purchasing ADSs, you agree to comply with our memorandum of association and bye-laws and the laws of Bermuda, the United States of America and any other relevant jurisdiction regarding any disclosure requirements regarding ownership of common shares, all as if the ADSs were, for this purpose, the common shares they represent.

DESCRIPTION OF DEBT SECURITIES

The debt securities will have the terms described in this prospectus unless the prospectus supplement describes different terms.

Each series of debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association. The trustee serves two principal roles:

•	the trustee can enforce your rights against us if an Event of Default described below occurs; and

•	the trustee performs various administrative duties.

The following description is a summary of selected provisions relating to the debt securities and the indenture. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The debt securities will be either senior debt securities or subordinated debt securities. The indenture does not limit the total principal amount of debt securities that we can issue. We may issue the debt securities in one or more series as we may authorize from time to time. In addition, we may “reopen” a previous issue of debt securities by issuing additional debt securities of that series.

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A prospectus supplement and a supplemental indenture (or resolutions of our board of directors in lieu of a supplemental indenture) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities or a combination thereof;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate (or method of determining the rate) that the debt securities will bear, the interest payment dates for the debt securities and the record dates for determination of the holders to whom interest is payable;

•	the place where we will pay principal, premium and interest on the debt securities;

•	any optional redemption periods and prices and any specific terms or conditions related to optional redemptions;

•	whether the debt securities are convertible or exchangeable into other securities;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the denominations in which we will issue the debt securities, if other than $1,000 and any integral multiple thereof;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index;

•	the currency in which we will pay principal, premium and interest on the debt securities if other than the United States dollar;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities (a) payable if the maturity of the debt securities is accelerated or (b) provable in bankruptcy;

•	any provisions relating to any security provided for the debt securities;

•	any changes in or additions to the Events of Default (as defined below);

•	whether we will issue the debt securities in the form of global securities and the terms and conditions of the global securities;

•	any changes or additions to the covenants; and

•	any other terms of the debt securities.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at

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a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement any special United States federal income tax considerations or other restrictions or terms applicable to the debt securities being issued, including, as applicable, securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

We may issue debt securities in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons. Unless specified in the prospectus supplement, the debt securities will be in fully registered form without coupons. In addition, we may issue debt securities in the form of one or more global securities as described below.

Registration, Transfer and Payment

Principal of, premium, if any, and interest, if any, on fully registered securities will be payable at the place or places we designate for such purpose, or we may pay interest by check mailed to the persons in whose names the securities are registered at the close of business on the day or days specified in the prospectus supplement accompanying this prospectus. The principal of, premium, if any, and interest, if any, on debt securities in other forms will be payable in the manner and at the place we designate as specified in the applicable prospectus supplement.

You may present fully registered securities for transfer or exchange at the corporate trust office of the trustee or any other office or agency we maintain for that purpose, without the payment of any service charge except for any tax or governmental charge incidental to the transfer or exchange. Provisions for the transfer or exchange of securities in other forms will be set forth in the applicable prospectus supplement.

Global Securities

We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole to certain nominees of the depositary or to a successor depositary or nominee of a successor depositary.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to our depositary arrangements.

Ownership of beneficial interests in a global security will be limited to “participants” or persons that may hold interests through participants. The term “participants” means institutions that have established accounts with the depositary or its nominee. Upon the issuance of a global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participants. The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

Principal of, any premium on and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security for all purposes, including for paying principal, premium and interest. Except as set forth below, owners of beneficial interests in a global security will not:

•	be entitled to have the debt securities represented by the global security registered in their names;

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•	receive or be entitled to receive physical delivery of the debt securities in definitive form; or

•	be considered the owners or holders of the debt securities.

Therefore, we and the trustee do not have any direct responsibility or liability for the payment of principal of, premium, if any, on or interest, if any, on any debt securities represented by a global security to owners of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payments, will on the same date credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s or its nominee’s records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of these participants and will not be the responsibility of the depositary or its nominee, the trustee or us. We or the trustee are responsible only for paying principal, premium, if any, and interest, if any, to the depositary or its nominee. The depositary or its nominee and the direct and indirect participants are responsible for disbursing these payments to the owners of beneficial interests in the global securities.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for the global security.

Neither we, nor the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Subordination

Senior debt securities will rank on an equal basis with all our other unsecured debt obligations except subordinated debt.

Subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the prospectus supplement relating to the subordinated debt securities, to all our “senior debt” (which will be defined in the applicable prospectus supplement).

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of the subordinated debt can receive any payments.

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Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common shares or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale

The indenture provides that, except as otherwise provided in any prospectus supplement, we may consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, if among other things:

•	the resulting, surviving or transferee person (if other than us) assumes all our obligations under the debt securities and the indenture; and

•	we or such successor person is not immediately thereafter in default under the indenture.

Upon the assumption our obligations by such a person upon the sale of all or substantially all the assets in compliance with the indenture, we shall be discharged from all obligations under the debt securities and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control,” as described in any prospectus supplement, permitting each holder to require us to purchase the debt securities of such holder as described in any prospectus supplement.

Modification and Waiver

The indenture (including the terms and conditions of the debt securities) may be modified or amended by us and the trustee, with respect to any series of debt securities, without the consent of the holder of such series of debt securities, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of the debt securities of such series;

•	surrendering any right or power conferred upon us in respect of such series;

•	providing for the assumption of our obligations to the holders of the debt securities of such series in the case of a permitted merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in connection with the registration of the debt securities of such series under the Securities Act and the qualification of the indenture under the Trust Indenture Act, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the debt securities of such series in any material respect; and

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not materially adversely affect the interests of the holders of the debt securities of such series.

•	Modifications and amendments to the indenture or to the terms and conditions of the debt securities of such series may also be made, and past defaults by us may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount at maturity of the debt securities of such series at the time outstanding; or

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•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount at maturity of the debt securities of such series represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each debt security so affected:

•	change the stated maturity of such debt security;

•	reduce the principal amount at maturity, redemption price or purchase price on such debt security;

•	change the currency of payment of such debt security or interest thereon;

•	reduce the percentage in aggregate principal amount at maturity of any debt security outstanding necessary to modify or amend the indenture or to waive any past default; or

•	impair the right to institute suit for the enforcement of any payment with respect to such debt security.

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, the indenture provides that the following are “Events of Default” with respect to any series of the debt securities issued thereunder:

•	default in the payment of the principal of (or premium, if any, on) any debt security of such series when and as the same shall become due and payable;

•	default for 30 days in the payment of any installment of interest on any debt security of such series when and as the same shall become due and payable;

•	default in the making or satisfaction of any sinking fund payment when the same shall become due and payable on the terms of any debt securities of such series;

•	default for 60 days after notice in the performance of any other covenant in respect of the debt securities of such series contained in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default described in the prospectus supplement for such series.

An Event of Default with respect to any particular series of debt securities issued under an indenture does not necessarily constitute an Event of Default with respect to any other series of debt securities issued under such indenture. The trustee may withhold notice to the holders of any debt securities of any default (except in the payment of principal or interest) if it considers such withholding is in the interests of such holders.

Unless we provide otherwise in the applicable prospectus supplement, if an Event of Default with respect to any series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of such series of debt securities may declare the principal of all the debt securities of such series to be due and payable immediately; provided, however, that subject to certain conditions, any such declaration and its consequences may be rescinded and annulled by the holders of not less than a majority in aggregate principal amount of the debt securities of such series.

The indenture will require us to file annually with the trustee a certificate, signed by a specified officer, stating whether or not such officer has obtained knowledge of any default by us in the performance, observance or fulfillment of any condition or covenant of such indenture, and, if so, specifying each such default and the nature thereof.

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Subject to provisions relating to its duties in case of a default, a trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders shall have offered to such trustee reasonable indemnity.

Subject to such provisions for indemnification, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the debt securities of such series.

Satisfaction and Discharge of the Indenture; Defeasance

With certain exceptions, we may satisfy and discharge its obligations under the indenture with respect to any series of debt securities:

•	by delivering to the trustee for cancellation all outstanding debt securities of such series or by depositing with the trustee cash or securities (as applicable under the terms of the indenture) sufficient to pay and discharge the entire indebtedness evidenced by the outstanding debt securities of such series that have not then been delivered to the trustee for cancellation when or after such securities have become due and payable; and

•	by paying all other sums payable by the us under the indenture with respect to the debt securities of such series.

Under federal income tax law as of the date of this prospectus, such deposit and discharge may be treated as a disposition of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis in the debt securities and the amount of cash plus the fair market value of any property received upon such disposition. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

A series of debt securities may have no conditions for defeasance or may have additional or different conditions for defeasance as described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares, preference shares or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

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•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common shares, preference shares or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common shares, preference shares or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information”. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common shares, preference shares, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the securityholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

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The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each common share, preference share, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each common share, preference share, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information”. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, common shares, preference shares, warrants, subscription rights or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the designation and terms of the units and the securities included in the units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units;

•	the date, if any, on and after which the units may be transferred separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material United States federal income tax consequences; and

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•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find More Information”. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of U.S. federal and New York law will be passed upon for us by Jones Day, New York, New York

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Fly Leasing Limited for the year ended December 31, 2011 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of The Aviation Solutions Unit Trust as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated December 28, 2011 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Australia, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated December 24, 2011 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire issued units of The Aviation Solutions Unit Trust.

The consolidated financial statements of The Cecil Aviation Unit Trust and its controlled entities as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated December 28, 2011 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Australia, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated December 24, 2011 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire issued units of The Cecil Aviation Unit Trust.

The consolidated financial statements of Judbury Investments Pty Limited as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated February 28, 2012 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Australia, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated February 23, 2012 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire share capital of Judbury Investments Pty Limited.

The consolidated financial statements of Global Aviation Holdings Fund Limited as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated December 28, 2011 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Ireland, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated as of December 23, 2011 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire share capital of Global Aviation Holdings Fund Limited.

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enforceability of civil liabilities

We are incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States, a majority of our directors and officers reside outside the United States, and a majority of our assets and some or all of the assets of such persons may be located in jurisdictions outside the United States. Although we have appointed Puglisi & Associates, 850 Library Ave., Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

There is no treaty in-force between the United States and Bermuda or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda or Ireland against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by a Bermuda or Irish court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda or Irish conflict of law rules. The courts of Bermuda or Ireland would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda or Ireland would give a judgment based on such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment; (2) the U.S. court did not contravene the rules of natural justice of Bermuda or Ireland; (3) the U.S. judgment was not obtained by fraud; (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda or Ireland; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda or Ireland; (6) there is due compliance with the correct procedures under the laws of Bermuda or Ireland; and (7) the U.S. judgment is not inconsistent with any judgment of the courts of Bermuda or Ireland in respect of the same matter.

In addition to and irrespective of jurisdictional issues, neither Bermuda nor Irish courts will enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of our counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda or Irish courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, may not be available under Bermuda or Irish law or enforceable in a Bermuda or Irish court, as they are likely to be contrary to Bermuda or Irish public policy. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Fly Leasing Limited
West Pier
Dun Laoghaire, County Dublin
Ireland
+353-1-231-1900

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC.

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These periodic reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.flyleasing.com.

As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of common shares. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 90 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, and any accompanying prospectus supplement, the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 16, 2012;

•	Current Reports on Form 6-K or Form 6-K/A, filed with the SEC on October 20, 2011, December 28, 2011, February 28, 2012, May 10, 2012, August 10, 2012, November 14, 2012, December 4, 2012 and January 4, 2013; and

•	Registration Statement on Form 8-A, filed with the SEC on September 25, 2007.

Copies of these filings are available free of charge by writing to Fly Leasing Limited, West Pier, Dun Laoghaire, County Dublin, Ireland, Attention: Investor Relations, or by telephoning us at +353-1-231-1900.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC between the date that we initially file the registration statement to which this prospectus relates and the termination of the offering of the securities (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

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ISSUER

Fly Leasing Limited

West Pier

Dun Laoghaire

County Dublin, Ireland

LEGAL ADVISORS

To the Issuer

As to U.S. Federal and New York law: Jones Day 222 East 41st Street New York, New York 10017 U.S.A.	As to Bermuda law: Clarendon House 2 Church Street PO Box HM 666 Hamilton, Bermuda

To the Underwriters

As to U.S. Federal and New York law:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

U.S.A.

INDEPENDENT AUDITOR OF THE ISSUER

Ernst & Young LLP

560 Mission St., Suite 1600

San Francisco, California 94105

U.S.A.